Pennichuck Corporation Announces Fourth Quarter and Full Year 2010 Earnings

MERRIMACK, NH -- (Marketwire - March 03, 2011) - Pennichuck Corporation (NASDAQ: PNNW) today announced that net income for 2010 was $3.8 million, or $.80 per share (diluted), on revenues of $36.5 million. Adjusted for non-operating eminent domain and merger-related costs which totaled $514,000, 2010 earnings would have been $.87 per share (diluted). Net income for 2009 was $2.4 million, or $.55 per share (diluted), on revenues of $32.8 million. Adjusted for non-operating eminent domain-related costs which totaled $499,000, 2009 earnings would have been $.63 per share (diluted).

The increase from $.63 per share to $.87 per share was due principally to increased water utility revenues of $4.0 million and a decrease in interest expense of $289,000, partially offset by higher utility operating expenses of $1.9 million and increased income tax expense of $836,000.

The increase in regulated water utility revenues for 2010 resulted primarily from increased water usage volumes due to dryer and warmer weather conditions during the summer months of 2010 as compared to 2009 and, to a lesser extent, higher water rates granted by the New Hampshire Public Utilities Commission ("NHPUC") to the Company's Pennichuck Water Works, Inc. utility subsidiary in August 2009 and October 2010. The increase in utility operating expenses for 2010 was due principally to increased variable production costs in support of the higher usage volumes, higher real estate taxes including state utility taxes, and increased general and administrative expenses.

Fourth quarter 2010 net income was $437,000, or $.09 per share (diluted), on revenues of $8.2 million. Adjusted for non-operating eminent domain and merger-related costs which totaled $122,000, fourth quarter 2010 earnings would have been $.11 per share (diluted). Fourth quarter 2009 net income was $313,000, or $.07 per share (diluted), on revenues of $7.8 million. Adjusted for eminent domain-related costs which totaled $108,000, fourth quarter 2009 earnings would have been $.09 per share (diluted). The increase from $.09 per share to $.11 per share was due to increased operating revenues offset by increased real property taxes, including state utility taxes.

Commenting on the Company's performance, Duane C. Montopoli, Pennichuck's President and Chief Executive Officer, said, "2010 was a strong year both operationally and financially. During 2010, our Pennichuck Water and Pittsfield Aqueduct utility subsidiaries were granted temporary rate relief and we expect follow-on permanent rate relief in 2011, in part to cover the final phase of the multi-year $40 million upgrade of our water treatment plant."

He added, "Of course, also during the year, we entered into a merger agreement with the City of Nashua, New Hampshire, pursuant to which our board has agreed to sell the Company to Nashua for $29.00 per share in cash. We believe this compares favorably to the economics of an eminent domain taking and liquidation because it avoids effective double taxation to our shareholders. We also believe $29.00 is a good valuation for the Company based on a number of different metrics including, for example, that it equates to nearly two and one-half times the Company's book value per share as of the effective date of the merger agreement. We are proceeding expeditiously to obtain New Hampshire Public Utilities Commission approval for this sale and we expect to mail out proxies later this year regarding the required two-thirds majority shareholder vote. I urge our shareholders to examine this information carefully and to vote in favor of this transaction."

The Company's regular annual meeting of shareholders will be held at 9:00 am on Thursday, May 5, 2011 at the Courtyard by Marriott in Nashua, New Hampshire. Our Board of Directors has fixed the close of business on Friday, March 4, 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting.

About Pennichuck Corporation

Pennichuck Corporation is a holding company involved principally in the supply and distribution of potable water in New Hampshire through its three regulated water utilities. Its non-regulated, water-related activities include operations and maintenance contracts with municipalities and private entities in New Hampshire and Massachusetts. The Company's real estate operations are involved in the ownership, management and commercialization of real estate in southern New Hampshire.

Pennichuck Corporation's common stock trades on the Nasdaq Global Market under the symbol "PNNW." Upon completion of the transaction, Pennichuck's common stock will cease to be publicly traded. The Company's website is at www.pennichuck.com.

Forward-Looking Statements

This news release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Pennichuck Corporation. Forward-looking statements are based on current information and expectations available to management at the time the statements are made, and are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, a future judicial or regulatory determination that events prior to the November 11, 2010 effective date of our merger agreement with the City of Nashua constituted a final determination of the price to be paid under RSA 38:13 and triggered the statutory 90-day period within which the City was required to decide whether to take, by eminent domain, the assets of our Pennichuck Water Works, Inc. subsidiary; the expiration of said 90-day period without the City having made any such decision; whether the merger transaction is approved by our shareholders and the NHPUC; whether the merger transaction is ultimately consummated; the outcome of requests for rate relief from the NHPUC from time to time; changes in governmental regulations; legislation and/or regulation and accounting factors affecting Pennichuck Corporation's financial condition and results of operations; the availability and cost of capital, including the impact on our borrowing costs of changes in interest rates; and, the impact of weather. Investors are encouraged to access Pennichuck Corporation's annual and quarterly periodic reports filed with the Securities and Exchange Commission for financial and business information regarding Pennichuck Corporation, including a more detailed discussion of these and other risks and uncertainties that could affect Pennichuck Corporation's forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statement.

Additional Information and Where to Find It

Pennichuck Corporation plans to file with the U.S. Securities and Exchange Commission and mail to its shareholders a proxy statement in connection with the transaction (the "Proxy Statement"). The Proxy Statement will contain important information about Pennichuck Corporation, the proposed acquisition by the City of Nashua and related matters. EXISTING AND PROSPECTIVE PENNICHUCK CORPORATION SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Pennichuck Corporation security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Pennichuck Corporation through the web site maintained by the SEC at www.sec.gov. In addition, documents filed by Pennichuck Corporation with the SEC, including filings that will be incorporated by reference in the Proxy Statement, can be obtained, without charge, upon written request addressed to Roland E. Olivier, Secretary, Pennichuck Corporation, 25 Manchester Street, Merrimack, New Hampshire 03054.

Participants in the Solicitation

Pennichuck Corporation, its directors, executive officers and other members of management, and the City of Nashua and its officials and employees may be deemed to be participants in the solicitation of proxies in respect of the acquisition contemplated by the merger agreement. Information regarding Pennichuck Corporation's directors and executive officers is contained in Pennichuck Corporation's Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 4, 2010, and its proxy statement for its 2010 annual meeting, as filed with the SEC on March 26, 2010. Information about the City and its officials can be found at http://www.gonashua.com. Additional information regarding the interests of those participants may be obtained by reading the Proxy Statement regarding the proposed transaction when it becomes available. EXISTING AND PROSPECTIVE SECURITY HOLDERS SHOULD READ THE PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING AN INVESTMENT DECISION WITH RESPECT TO PENNICHUCK CORPORATION SECURITIES.

                  Pennichuck Corporation and Subsidiaries
                      Comparative Financial Results

Quarter Ended December 31:                      2010                2009
                                                ----                ----
Operating Revenues                           $8,198,000          $7,824,000
Operating Income                             $1,648,000          $1,407,000
Net Income                                     $437,000            $313,000
Earnings Per Common Share:
  Basic                                           $0.09               $0.07
  Diluted                                         $0.09               $0.07
Weighted Average Common Shares Outstanding:
  Basic                                       4,669,511           4,330,807
  Diluted                                     4,730,784           4,360,522

Full Year Ended December 31:                    2010                2009
                                                ----                ----
Operating Revenues                          $36,492,000         $32,772,000
Operating Income                            $10,096,000          $7,992,000
Net Income                                   $3,781,000          $2,382,000
Earnings Per Common Share:
  Basic                                           $0.81               $0.56
  Diluted                                         $0.80               $0.55
Weighted Average Common Shares Outstanding:
  Basic                                       4,660,456           4,274,174
  Diluted                                     4,697,221           4,294,013

For More Information, Contact:
Thomas C. Leonard
Senior Vice President and Chief Financial Officer
Phone: 603-913-2300
Fax: 603-913-2305